Exhibit 24.1

POWER OF ATTORNEY – ARCELLX, INC DIRECTORS

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors of ARCELLX, INC., a Delaware corporation (the “Company”), hereby nominates and appoints RAMI ELGHANDOUR, MICHELLE GILSON and MARYAM ABDUL-KAREEM, and each of them acting or signing singly, as such director’s agents and attorneys-in-fact, in his respective name and in the capacity or capacities indicated below, to execute and/or file, with all exhibits thereto, and other documents filed in connection therewith or constituting a part thereof:

(1) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of additional shares of Common Stock of the Company that may be issued, effective as of January 1, 2023, pursuant to (i) Section 3(b) of the Arcellx, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), and (ii) Section 12 of the Arcellx, Inc. 2022 Employee Stock Purchase Plan (as amended and restated September 27, 2022) (the “2022 ESPP”); and

(2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness.

Section 3(b) of the 2022 Plan provides that the maximum aggregate number of shares of Common Stock that may be issued under the 2022 Plan will be increased on January 1, 2023, by a number of shares of the Company’s common stock equal to the lesser of (i) 4,296,875 shares of common stock, (ii) five percent (5%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares of common stock determined by the Company’s Board of Directors (or a committee thereof).

Section 3 of the ESPP provides that that the total number of shares of Common Stock reserved and available for issuance under the ESPP will be increased on January 1, 2023, by a number of shares of the Company’s common stock equal to the lesser of (i) 312,500 shares of common stock, (ii) one percent (1.0%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year, or (iii) an amount determined by the Company’s Board of Directors (or a committee thereof).

Further, the undersigned do hereby authorize and direct such agents and attorneys-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the “SEC”) or state regulatory agencies, necessary, proper or convenient in their opinion to comply with the Securities Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, to the end that the registration statement of the Company shall become effective under the Securities Act and any other applicable law.

Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointment agents and attorneys-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

/s/ Rami Elghandour Rami Elghandour	Date: December 29, 2022

/s/ Ali Behbahani Ali Behbahani	Date: December 29, 2022

/s/ Jill Carroll Jill Carroll	Date: December 29, 2022

/s/ David Lubner David Lubner	Date: December 29, 2022

/s/ Kavita Patel Kavita Patel	Date: December 29, 2022

/s/ Olivia Ware Olivia Ware	Date: December 29, 2022

/s/ Derek Yoon Derek Yoon	Date: December 29, 2022